Exhibit 5.3

[AMC Logo]

April 1, 2014

AMC Entertainment, Inc.

One AMC Way

11500 Ash Street

Leawood, Kansas 66211

Ladies and Gentlemen:

I have acted as General Counsel to American Multi-Cinema, Inc., a Missouri corporation (“AMCI”), AMC License Services, Inc., a Kansas corporation (“AMCLS”), and AMC ITD, Inc., a Kansas corporation (“AMCITD” and, together with AMCI and AMCLS, the “Guarantors”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (as amended, the “Registration Statement”), with respect to $375,000,000 aggregate principal amount of 5.875% Senior Subordinated Notes due 2022 (the “Exchange Notes”) of AMC Entertainment Inc., a Delaware corporation (the “Company”). The Exchange Notes will be offered in exchange for a like principal amount of the Company’s outstanding unregistered 5.875% Senior Subordinated Notes due 2022 issued on February 7, 2014 (the “Original Notes”) pursuant to the Registration Rights Agreement, dated as of February 7, 2014 (the “Registration Rights Agreement”), by and among the Company, the Guarantors and Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives for several initial purchasers. The Registration Rights Agreement was executed in connection with the private placement of the Original Notes. The Original Notes were, and the Exchange Notes will be, issued pursuant to the Indenture (the “Indenture”), dated as of February 7, 2014, among the Company, the Guarantors, other guarantors and U.S. Bank National Association, as trustee. The Exchange Notes will be fully and unconditionally guaranteed on a joint and several unsecured senior subordinated basis by the Guarantors pursuant to notations of guarantees attached to the Exchange Notes (the “Guarantees”).

In so acting, I have examined originals or copies (certified or otherwise identified to my satisfaction) of (i) the Registration Statement; (ii) the prospectus, which forms a part of the Registration Statement; (iii) the Indenture; (iv) the Registration Rights Agreement; (v) the Guarantees; and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors, and have made such inquiries of such officers and representatives, as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, I have relied upon certificates or comparable documents of officers and representatives of the Company and the Guarantors.

Based on the foregoing, and subject to the qualifications stated herein, I am of the opinion that:

1.             AMCI is a corporation validly existing and in good standing under the laws of the State of Missouri.

2.             Each of AMCLS and AMCITD is a corporation validly existing and in good standing under the laws of the State of Kansas.

3.             The execution, delivery and performance by each Guarantor of its Guarantee has been duly authorized by all necessary corporate action on the part of such Guarantor, and such Guarantee has been duly executed and delivered by such Guarantor.

4.             The Indenture pursuant to which the Guarantees have been issued has been duly authorized, executed and delivered by all necessary corporate action on the part of the Guarantors.

The opinions expressed herein are limited to the corporate laws of the State of Kansas and the corporate laws of the State of Missouri, and I express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

I hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to myself in the Prospectus which is a part of the Registration Statement. In giving such consent I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Kevin M. Connor